UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2020

Iterum Therapeutics plc
(Exact name of registrant as specified in its charter)
Ireland	001-38503	98-1283148
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

Block 2 Floor 3, Harcourt Centre, Harcourt Street, Dublin 2, Ireland		Not applicable
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: +353 1 903 8920

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12 (b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Ordinary Shares, par value $0.01 per share	ITRM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On September 24, 2020, Iterum Therapeutics plc, or the Company, received a letter from the Listing Qualifications Department of The Nasdaq Stock Market, LLC, or Nasdaq, indicating that, based on the closing bid price for the previous 30 consecutive business days, the listing of the Company’s ordinary shares was not in compliance with Nasdaq Listing Rule 5450(a)(1) to maintain a minimum bid price of $1.00 per share (the “Bid Price Rule”). Under Nasdaq Listing Rule 5810(c)(3)(A), the Company has a period of 180 calendar days, or until March 23, 2021, to regain compliance with the Bid Price Rule.  To regain compliance during this 180-day compliance period, the closing bid price of the Company’s ordinary shares must be at least $1.00 for a minimum of 10 consecutive business days.

On September 24, 2020, the Company received a separate letter from the Listing Qualifications Department of Nasdaq indicating that, based on the market value of publicly held shares for the previous 30 consecutive business days, the listing of the Company’s ordinary shares was not in compliance with Nasdaq Listing Rule 5450(b)(2)(C) to maintain a minimum market value of publicly held shares of $15,000,000 (the “MVPHS Rule”).   Under Nasdaq Listing Rule 5810(c)(3)(D), the Company has a period of 180 calendar days, or until March 23, 2021, to regain compliance with the MVPHS Rule. To regain compliance during this 180-day compliance period, the minimum market value of publicly held shares must close at $15,000,000 or more for a minimum of 10 consecutive business days.

In the event that the Company does not regain compliance with the Bid Price Rule or the MVPHS Rule (as applicable) prior to the expiration of the 180-day compliance period, the Company will receive written notification from Nasdaq that the Company’s shares are subject to delisting. At that time, the Company may appeal the relevant delisting determination to a hearings panel pursuant to the procedures set forth in the applicable Nasdaq Listing Rules. However, there can be no assurance that, if the Company does appeal the delisting determination by Nasdaq to the panel, that such appeal would be successful.

If the Company does not regain compliance with the Bid Price Rule within the 180-day compliance period, it may be eligible for an additional 180 calendar day compliance period. To qualify, the Company would need to transfer the listing of its ordinary shares to the Nasdaq Capital Market, provided the Company then meets the continued listing requirement on the Nasdaq Capital Market for the market value of publicly held shares and all other initial listing standards of the Nasdaq Capital Market, with the exception of its bid price requirement. To effect such a transfer, the Company would need to submit an online transfer application, pay an application fee to Nasdaq and provide written notice to Nasdaq of its intention to cure the deficiency during the additional compliance period by effecting a reverse share split if necessary, subject to the conditions set forth in Nasdaq Listing Rule 5810.

If the Company does not regain compliance with the MVPHS Rule within the 180-day compliance period, it may transfer the listing of its ordinary shares to the Nasdaq Capital Market, provided the Company then meets the continued listing requirements on the Nasdaq Capital Market.  To effect such a transfer, the Company would need to submit an online transfer application and pay an application fee to Nasdaq.

The Company intends to actively monitor the closing bid price of its listed ordinary shares and the market value of its publicly held ordinary shares and, as appropriate, will consider available options to resolve the deficiencies and regain compliance with the Bid Price Rule and the MVPHS Rule, including applying to transfer to the Nasdaq Capital Market and, in the case of the Bid Price Rule, potentially seeking to effect a reverse share split.

In addition, as previously disclosed, the Company received a letter from Nasdaq on July 15, 2020, stating that it was not in compliance with Nasdaq Listing Rule 5450(b)(2)(A) (the “MVLS Rule”).  The Company has until January 11, 2021, the end of the 180 calendar day compliance period with respect to such letter, to regain compliance with the MVLS Rule by having a market value of listed securities that closes at $50.0 million or more for a minimum of 10 consecutive business days during such compliance period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Iterum Therapeutics plc

Dated: September 25, 2020
	By:	/s/ Corey N. Fishman
Corey N. Fishman
Chief Executive Officer